Exhibit 99.1

Contact:	LeAnne Zumwalt
Investor Relations
DaVita Inc.
310 750-2072

DAVITA INC. COMPLETES REDEMPTION OF

5 5/8% CONVERTIBLE SUBORDINATED NOTES

TORRANCE, CA, July 15, 2003 — DaVita Inc. (NYSE: DVA) today announced that its wholly-owned subsidiary, Renal Treatment Centers, completed a call for redemption of its 5 5/8% Convertible Subordinated Notes due 2006 (the “5 5/8% Notes”). $124.7 million principal amount of 5 5/8% Notes were converted into 4,868,352 shares of DaVita common stock and $272,000 principal amount of 5 5/8% Notes were redeemed for $276,599 in cash plus accrued interest.

DaVita is a leading provider of dialysis services for patients suffering from chronic kidney failure. The Company owns and operates kidney dialysis centers and home peritoneal dialysis programs domestically in 33 states, as well as Washington, D.C. As of March 31, 2003, DaVita operates 523 outpatient facilities serving 45,000 patients, including 3,300 patients in 30 centers under management.